EXHIBIT 99.8

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of MGP Ingredients, Inc. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 9th day of  May, 2013.

Cray Family Management LLC

By	/s/Karen Seaberg
Karen Seaberg
Manager

Cray MGP Holdings LP

By:	Cray Family Management LLC,
its General Partner

By	/s/ Karen Seaberg
Karen Seaberg
Manager

/s/ Karen Seaberg
Karen Seaberg

/s/ Ladd Seaberg
Laidacker M. Seaberg